EXHIBIT (a)(6)



                                      January 7, 1991


Cobe Laboratories, Inc.
Golden Hill Office Center
12600 W. Colfax Avenue
Building C, Suite 500
Lakewood, Colorado 80215-3736

       Re: $5,000,000 Uncommitted Revolving Credit Facility
       ----------------------------------------------------

Gentlemen:

          It is a pleasure for us to confirm to you that, pursuant to the terms and conditions of this Agreement, we are placing at your disposal an uncommitted revolving credit facility in the amount of Five Million Dollars (U.S.
$5,000,000).

          1. DEFINITIONS
             -----------

             (a) Defined terms:  As used in this Agreement, the
                 -------------
following terms have the respective meanings assigned thereto:

                 "Agreement" means this letter agreement and
                  ---------
          all schedules and exhibits attached hereto, as they may be amended, supplemented or otherwise modified from time to time.

                 "Borrowings" means any amounts outstanding
                  ----------
          under the Facility, whether in respect of Eurodollar
          Borrowings or Foreign Exchange Contracts.

                 "Business Day" means any day other than a
                  ------------
          Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated by law to close.

                 "Dollars" or "$" means the lawful currency of
                  -------      -
          the United States of America.

                 "Domestic Dollar Borrowings" means any
                  --------------------------
          borrowings under the Facility made pursuant to Section
          4.1 of this Agreement.

                 "Eurodollar Borrowings" means any borrowings
                  ---------------------
          under the Facility made pursuant to Section 4.2 of this Agreement.

             "Effective Date" shall have the meaning
              --------------
attributed to it in Section 6 of this Agreement.

             "Event of Default" means any event specified
              ----------------
in Section 9 of this Agreement.

             "Facility" means the credit available to you,
              --------
pursuant to the terms set forth in this Agreement for Borrowings.

             "Federal Bankruptcy Laws" means the Bankruptcy
              -----------------------
Reform Act of 1978, as amended by the Bankruptcy
Amendments and Federal Judgeship Act of 1984, and all of the Rules of Bankruptcy Procedure, as any or all of the foregoing may hereafter be amended, supplemented or otherwise modified.

             "Federal Funds Rate" shall have the meaning
              ------------------
attributed to it in the second paragraph of Section
4.1(c) of this Agreement.

             "Foreign Exchange Contract" shall have the
              -------------------------
meaning attributed to it in Section 4.2 of this Agreement.

             "Interest Period" shall have the meaning
              ---------------
attributed to it in Section 4.1(b) of this Agreement.

             "Interest Period Conventions" means the
              ---------------------------
following:

                      (a) if any Interest Period would
otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest
Period in respect of a Eurodollar Borrowing would otherwise expire on a day which is not a Business Day but is a day of the month after which no further
Business Day occurs in such month, such Interest
Period shall expire on the next preceding Business
Day:

                      (b) any Interest Period in respect of a
Eurodollar Borrowing which begins on the last Business
Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                      (c) no Interest Period shall extend
beyond the Termination Date.

             "Loan Documents" shall have the meaning
              --------------
attributed to it in Section 6(a) of this Agreement.

             "Note" shall have the meaning attributed to it
              ----
in Section 3 of this Agreement.

             "Prime Rate" shall have the meaning attributed
              ----------
to it in Section 4.1(c) of this Agreement.

             "Termination Date" shall have the meaning
              ----------------
attributed to it in Section 2 of this Agreement.

           (b) Accounting Terms: All accounting terms
               ----------------
(whether or not capitalized) used but not defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States.

        2.     AMOUNT AND AVAILABILITY
               -----------------------

               We may, on the terms and conditions of this Agreement, make Eurodollar Borrowings to you and enter Foreign Exchange Contracts with you from time to time and in such amounts as you shall request, up to but not exceeding Five Million Dollars ($5,000,000) in the aggregate at any time outstanding. The Facility is available for Eurodollar
Borrowings and Foreign Exchange Contracts. We may, in our discretion, terminate this Facility upon 15 days prior notice to you.

        3.  EVIDENCE OF INDEBTEDNESS
            ------------------------

            All Borrowings under the Facility shall be evidenced by your promissory note in the form of Exhibit A attached to this Agreement (as the same may be amended, supplemented or modified from time to time, the "Note"). All Foreign Exchange Contracts shall be evidenced by the appropriate deal tickets or confirmations. our records shall be sufficient proof of your actual indebtedness to us. You hereby authorize us to make notations of all Borrowings and repayments under the Facility on the schedule attached to the Note. Such notations, if made, shall be presumed correct unless the contrary is established.

        4.  THE FACILITY
            ------------

        4.1 EURODOLLAR BORROWINGS
            ---------------------

            (a) Availability:  Any Eurodollar Borrowings made
                ------------
shall be available for periods of, at your option, overnight to six months (each such period shall be referred to as an "Interest Period"), provided that matching deposits can be obtained by us in the interbank Eurodollar market for the same Interest Period. The availability of such deposit is to be determined by us in good faith in our sole discretion.

            (b) Operating Procedure:  Each Eurodollar
                -------------------
Borrowing shall be made on notice given to us in writing, or by telephone to be confirmed promptly thereafter in writing, no later than 11:00 A.M. (New York City time) on the day of the proposed Eurodollar Borrowing, specifying (i) the requested date of such Eurodollar Borrowing; (ii) the Interest Period for the Eurodollar Borrowing; and (iii) the amount of such Eurodollar Borrowing.

          (c)  Interest:  Upon our receipt of the notice
               --------
specified in paragraph (b) above, we shall quote you the interest rate which shall be equal to a rate per annum that is the interbank Eurodollar market rate quoted to us for deposits of a corresponding amount and duration plus a margin acceptable to us at such time, which rate shall apply to the Eurodollar Borrowing requested. If accepted by you by the close of business that same Business Day, such rate shall be in effect for the entire Interest Period selected. Interest on Eurodollar Borrowings shall be payable on the last day of each Interest Period (subject to the Interest Period Conventions) and, in addition, in the case of Interest Periods of greater than three months, at the end of each successive three-month period during such Interest Period.

          (d) Prepayments: Prepayments of principal are
              -----------
not permitted prior to the end of an Interest Period, except as provided in Sections 4.1(g) and 4.1(h) of this Agreement.


          (e) Repayment: You shall have the option either
              ---------
to repay an outstanding Eurodollar Borrowing on the last day of Eurodollar Borrowing for another Interest Period, provided that you notify us in writing, or by telephone to be confirmed promptly thereafter in writing, not later than two Business Days prior to the last day of such Interest Period, whether you shall repay such Eurodollar Borrowing or continue it for another Interest Period and, if you elect to continue such Eurodollar Borrowing, the duration of the Interest Period selected. The giving of such notice shall be irrevocable and binding on you and shall commit you to accept the interest rate established in accordance with Section 4.1(c) of this Agreement. In the event that we do not receive such notice within the time specified above, the applicable Eurodollar Borrowing shall automatically be converted into a Borrowing which shall accrue interest at the Prime Rate.

          (f)  Mandatory Prepayment:  In the event that any
               --------------------
change in any applicable law or regulation or in the interpretation thereof by any governmental authority shall make it unlawful for us to make or maintain any Eurodollar Borrowing, you shall, upon notice to such effect from us, repay to us within 30 days the aggregate unpaid principal amount of all Eurodollar Borrowings, together with accrued interest thereon. You shall also pay to us all out-of-pocket expenses and funding costs incurred by us in connection with such prepayment and compensate us for any loss suffered by us by reason of such prepayment's not being made on the last day of an Interest Period.

          (g) Reserve Requirements: If at any time during
              --------------------
the term of this Agreement, any reserve, special deposit or similar requirement against our assets, deposits with us or for our account, or credit extended by us, shall be imposed on us, or we shall be subject to any tax, duty or other charge with respect to Eurodollar Borrowings, then at our sole discretion the interest rate applicable to each Eurodollar Borrowing will be subject to upward adjustment to compensate us for the cost (as determined by us) of complying with the foregoing. In the event of such adjustment, you shall have the right to prepay the aggregate unpaid principal amount to all Eurodollar Borrowings, together with accrued interest thereon. You shall pay to us all out-of-pocket expenses and funding costs incurred in connection with such prepayment and compensate us for any loss suffered by reason of such prepayment's not being made on the last day of an Interest Period.

          (h)  Inability to Determine Interest Rate:  In the
               ------------------------------------
event what we shall have determined (which determination shall be conclusive and binding upon you) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the interest rate with respect to Eurodollar Borrowings for any Interest Period, we shall forthwith give you telex or telecopier notice of such determination, and no further Eurodollar Borrowings shall be made until we shall have withdrawn such notice. You may continue to borrow under the Facility at a rate to be agreed upon by both parties.

          4.2 FOREIGN EXCHANGE CONTRACTS
              --------------------------

          The Facility may be available for foreign exchange contracts, whether spot or forward transactions with maturities of up to one hundred eighty (180) days for the purchase and sale of foreign currencies and options to purchase and sell such currencies ("Foreign Exchange Contracts") in a maximum aggregate amount of up to $2,000,000 and having a maximum aggregate weighted risk of up to $200,000. Each Foreign Exchange Contract shall be negotiated, and the conditions thereof established, by us on a case-by-case basis. All amounts paid by us and unreimbursed by you for unsettled or failed Foreign Exchange contracts shall be deemed to be Borrowings hereunder and interest shall accrue thereon at the rate and shall be payable at the times specified in Section 5 hereof.

          5. INTEREST AFTER DUE DATE
             -----------------------

          Interest on all Borrowings outstanding after their due date (whether at their stated maturity, by acceleration or otherwise) shall be immediately payable without demand at a rate equal to two percent (2%) per annum in excess of the Prime Rate, which interest shall accrue and be calculated in accordance with the terms of this Agreement. The Prime Rate shall change when and as such Prime Rate changes. The Prime
Rate is a reference rate and is not intended to be the lowest or best rate actually charged to any customer. We may make commercial or other loans at rates of interest at, above or below the Prime Rate.

          In the event that for any reason the rate for overnight Federal Funds, as published by the Federal Reserve Bank of New York (the "Federal Funds Rate"), is greater than the Prime Rate for any day, then the Prime Rate shall be deemed to equal one and one-quarter percent (1-1/4%) in excess of the Federal Funds Rate for each such day.

          6.  CONDITIONS PRECEDENT
              --------------------

          The availability of the Facility is subject to the condition that there shall have been delivered to us, in form and substance satisfactory to us and our counsel (the date on which all such conditions shall have been met being the "Effective Date"):

          (a) Loan Documents: This Agreement, the Note and
              --------------
all other instruments, agreements and documents required under this Agreement (collectively, the "Loan Documents"), duly executed by your authorized officers;

          (b) Certificate of Incorporation and By-Laws: A
              ----------------------------------------
copy of your certificate of incorporation, certified by the Secretary of State of the State of your incorporation, and of your by-laws, certified by your Secretary or Assistant
Secretary;

          (c) Good Standing Certificate: A good standing
              -------------------------
certificate for you, certified by the Secretary of State of the State of your incorporation, dated no later than thirty (30) days prior to the date hereof;

          (d) Corporate Resolutions: A copy of a resolution
              ---------------------
or resolutions adopted by your Board of Directors, in form and substance satisfactory to us, certified by your Secretary or Assistant Secretary as being in full force and effect on the date of this Agreement, authorizing the Borrowings provided for in this Agreement, the entry of the Borrower into Foreign Exchange Contracts hereunder and the execution, delivery and performance of the Loan Documents:

          (e) Certificate of Incumbency: A certificate,
              -------------------------
signed by your Secretary or Assistant Secretary and dated the date of this Agreement, as to the incumbency of the person or persons authorized on your behalf to execute and deliver the Loan Documents, to give any notice of any borrowing requested hereunder and to give any confirmation of any Foreign Exchange Contract entered pursuant hereto;

          (f) Letter: A letter from Gambro AB to us,
              ------
substantially in the form of Exhibit B attached to this Agreement.

          7.  REPRESENTATIONS AND WARRANTIES
              ------------------------------

          You hereby represent and warrant to us that the following statements are true and accurate as of the date of your acceptance of this Agreement and shall be true and accurate as of the date of any Borrowing or the entry of any Foreign Exchange Contract hereunder, except as previously communicated to, and approved by, us in writing:

          (a) You are a corporation duly organized, validly existing and in good standing under the laws of the state of your incorporation; you are fully qualified to do business wherever the nature of your business or the ownership or use of your property requires such qualification; you have full power and authority, corporate or otherwise, to enter into this Agreement, to make the Borrowings contemplated by this Agreement and to deliver the Loan Documents;

          (b) Neither the execution and delivery of this Agreement or any other Loan Document, nor compliance with the provisions thereof will violate any law or regulation or any order or decree of any court or governmental instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which you are a party or by which you may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon, any of your property thereunder, or violate any provision of your Certificate of Incorporation, By-laws or any preferred stock provisions;

          (c) This Agreement and the other Loan Documents constitute your valid and legally binding obligations, enforceable against you in accordance with their terms;

          (d) Except as set forth in the disclosure statement attached hereto as Exhibit C, there are no pending or threatened actions, suits or proceedings before any court, arbitrator or governmental or administrative body or agency which might result in any material adverse change in your business, operations, properties or assets or in your condition, financial or otherwise;

          (e) You are not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which you are a party;

          (f) You have good and marketable title to all your properties and assets, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except for (i) a mortgage in the amount of $2.6 million on the former Gambro AB headquarters in Chicago, (ii) a mortgage in the amount of $31,000 on the plant manager's home in Newport News, Virginia and (iii) residual ownership interests in certain equipment sold by the Borrower pursuant to capitalized leases;

          (g) You have filed all tax returns which are required to be filed, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by you; and

          (h) All information relative to you and your financial condition furnished to us for the purpose of obtaining the Facility is true and correct in all respects.

          8.  COVENANTS
              ---------

          During the term of the Facility and until all of your obligations and liabilities incurred under this Agreement have been repaid in full.

          (a) You shall, unless we shall give our prior written consent otherwise:

          (i) Furnish to us:

               (A) within 90 days after the end of each of
                   your fiscal years, a copy of your
                   balance sheet as of the end of such
                   fiscal year and statements of income and surplus account and of the source and application of your funds for such fiscal year, certified by independent public accountants of recognized standing acceptable to us;

               (B) within 45 days after the end of each
                   six-month period during your fiscal
                   year, a copy of your balance sheet and
                   statement of income and surplus as of
                   the end of such period prepared in
                   accordance with generally accepted
                   accounting principles; and

               (C) such other information respecting your
                   business, properties, condition or
                   operations, financial or otherwise, as
                   we may from time to time reasonably
                   request;

          (ii) Notify us of:

               (A) any material change in your business
                   which could impair your ability to repay amounts outstanding under the Facility;

               (B) the occurrence of any default, or any
                   event which, with the passage of time or the giving of notice (or both), would result in any default, in any mortgage, indenture, instrument or agreement
                   (including, without limitation, this
                   Agreement) under which there may be
                   issued, or by which there may be
                   incurred or evidenced, any of your
                   indebtedness for borrowed money; and

               (c) all pending or threatened actions, suits
                   or proceedings before any court,
                   arbitrator or governmental or
                   administrative body or agency which
                   might result in any material adverse
                   change in your business, operations,
                   properties or assets or in your
                   condition, financial or otherwise;

               (ii) Keep at all times books of records and accounts in which full, true and correct entries shall be made of all dealings and transactions in relation to your business and affairs;

               (iii) Maintain your corporate existence and keep all property which is required for your ongoing operations, business or condition (financial or otherwise) in good repair, working order and condition;

               (iv) Pay and discharge all taxes,
assessments and governmental charges or levies imposed upon you or your income or profits, or upon any of your property, prior to the date on which penalties attach thereto, unless you shall contest in good faith and by proper proceedings the payment of any such tax, assessment, charge or levy and you shall maintain adequate reserves therefor;

               (v) Keep all of your properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards, maintain adequate insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and under all worker's compensation laws and maintain adequate insurance covering such other risks as we may reasonably request;

               (vi) Allow us to visit and inspect any of your properties, examine your books of account and other records and files and make copies thereof, and to discuss your business affairs and finances with your officers and employees, at such reasonable times as we shall request; and

               (vii) Comply with the requirements of all applicable laws, rules, regulations and orders.

          (b) You shall not, unless we shall give our prior written consent otherwise, create, assume or incur, or permit or suffer to exist or to be created, assumed or incurred, any lien, mortgage, pledge, attachment or encumbrance upon any of your properties or assets, whether now owned or hereafter acquired, except for those created by COBE Laboratories, Inc., a wholly-owned subsidiary, in the normal course of business.

          9. EVENTS OF DEFAULT
             -----------------

          If any of the following events (each an "Event of

Default") shall occur:

          (a) If you shall default in the payment of any principal or accrued interest on the Note or any other amount payable under a Foreign Exchange Contract or under any of the Loan Documents;

          (b) If you shall default in the due performance and observance of any provision contained in this Agreement or any other Loan Document;

          (c) If any representation or warranty made by you in this Agreement or any other Loan Document, or any statement in any certificate, schedule, financial statement, or other instrument furnished to us in accordance with the provisions of this Agreement or any other Loan Document, shall prove to have been untrue in any material respect when made or given;

          (d) If you Shall default under any agreement or instrument creating or evidencing any obligation to you, direct or contingent, for the payment of borrowed money, which default would permit the acceleration of any such obligation;

          (e) If you shall:

               (i)  apply for or consent to the appointment
                    of, or the taking of possession by, a
                    receiver, custodian, trustee or
                    liquidator of all or any substantial
                    part of your assets or voluntarily
                    terminate your operation;

              (ii)  be unable, or admit in writing your
                    inability, to pay your debts as they
                    mature;

             (iii)  make a general assignment for the
                    benefit of creditors;

              (iv)  be adjudicated bankrupt or insolvent; or

               (v)  file a voluntary petition in bankruptcy
                    or a petition or an answer seeking
                    reorganization or an arrangement with
                    creditors or to take advantage of any
                    insolvency law or an answer admitting
                    the material allegations of a petition
                    filed against you in any bankruptcy,
                    reorganization or insolvency proceeding;
                    or take any action for the purpose of
                    effecting any of the foregoing;


          (f) If an order, judgment or decree shall be entered by any court of competent jurisdiction, approving a petition seeking your reorganization or appointing a receiver, trustee or liquidator of all or any substantial part of your assets or an order for relief under the Federal Bankruptcy Laws or any similar law shall have been entered against you;

               (g) If a proceeding shall be instituted in any court of competent jurisdiction seeking your adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with your creditors, a re-adjustment of your debts, the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of your assets, or other like relief under any bankruptcy or insolvency law and, if such proceeding is being contested by you in good faith, the same shall continue undismissed or unstayed and in effect for any period of 30 consecutive days;

               (h) If there shall be entered against you one or more judgments or decrees, all or any significant part of which are uninsured, which judgments or decrees have not been paid, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

               (i) If there shall occur, as determined by us in our sole discretion, any material adverse change in your condition (financial or otherwise) which might render you unable to perform your obligations under this Agreement in accordance with their terms;

          THEREUPON, in the case of any such Event of Default, the availability of the Facility shall thereupon terminate, and the principal of, and any accrued interest on the Note and all other amounts due and payable hereunder, shall automatically, without any action on our part and without notice to you and without protest, presentment or demand, all of which are hereby expressly waived by you, become immediately due and payable.

          10. CHANGES IN CAPITAL REQUIREMENTS
              -------------------------------

          If after the date hereof, we shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by us with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing our rate of return on our capital as a consequence of our obligation hereunder to a level below that which we could have achieved but for such adoption, change or compliance (taking into consideration our policies with respect to capital adequacy) by an amount deemed by us to be material, then from time to time, within 15 days after demand by us, you shall pay to us such additional amount or amounts as will compensate us for such reduction. We will promptly notify you of any event of which we have knowledge, occurring after the date hereof, which will entitle us to such compensation.

     11.  MISCELLANEOUS
          -------------

          (a) No waiver; Cumulative Remedies: No failure
              ------------------------------
or delay on our part, or on the part of any other holder of the
Note in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

          (b) Payments, Interest and Taxes:
              -----------------------------

             (i) All payments of principal and interest
                 and other amounts payable under this
                 Agreement and the other Loan Documents
                 shall be made to us at 50 Rockefeller
                 Plaza, New York, New York 10020, in
                 immediately available funds.

            (ii) All interest payments to be made
                 hereunder shall be computed for the
                 exact number of days elapsed on the
                 basis of a 360-day year. Interest shall
                 be calculated to include the first, but
                 not the last day, of an Interest Period.

           (iii) All payments under this Agreement and the other Loan Documents shall be made without setoff or counterclaim and without deduction for any present or future taxes, levies, imposts, charges or withholdings (collectively, "Taxes").
                 If you shall be required by law to
                 deduct any Taxes from or in respect of
                 any sum payable under this Agreement or
                 any other Loan Document, (x) the sum
                 payable shall be increased so that we
                 receive an amount equal to that which we would have received had no deduction been made and (y) you shall pay the full amount deducted to the appropriate authority in accordance with applicable law.

          (c) Addresses for Notices, etc.: Except as
              ---------------------------
provided otherwise in this Agreement, all notices, requests, demands and other communications provided for under this Agreement shall be in writing (including teletransmissions) and shall be deemed delivered when sent if delivered by hand or teletransmitted or, if mailed, three Business Days after mailing, and all mailed notices shall be by registered mail, postage prepaid, to the appropriate party or parties at the address or addresses appearing on the signature pages hereof, or, as to each party, at such other address as shall be designated by such party in written notice to the other party, complying as to delivery with the terms of this Section 11(c).

          (d) Jurisdiction: You agree to submit to the
              ------------
jurisdiction of all federal and state courts located in the State of New York for any legal proceeding arising from this Agreement or any other Loan Document and consent that personal jurisdiction may be obtained over you by mailing a summons by registered mail or certified mail, return receipt requested, within or without such court's jurisdiction, or by personal service, provided a reasonable time for appearance is allowed.

          (e) Modifications: No modification or waiver of
              -------------
any provision in this Agreement or any other Loan Document and no consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by us and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

          (f) Maximum Interest Rate: No provision of this
              ---------------------
Agreement or any other Loan Document shall require the payment, or permit the collection, of any interest in excess of the highest rate permitted by applicable law.

          (g) Survival of Agreements: All covenants,
              ----------------------
representations, warranties and other agreements made in this Agreement or any other Loan Document and any certificates delivered in connection therewith shall survive any Borrowings under the Facility and shall continue in full force and effect so long as any amount owing under any of the Loan Documents is outstanding and unpaid or this Agreement remains in effect.

          (h) Severability: Any provision of this
              ------------
Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective only in such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

          (j) Costs and Expenses: You agree to pay to us
              ------------------
all costs and expenses (including reasonable attorneys' fees and disbursements) arising from or incidental to the enforcement against you or any other person of any provision of this Agreement or any other Loan Document.

          (k) Successors and Assigns: This Agreement shall
              ----------------------
be binding upon and inure to the benefit of us and you and all future holders of the Note, and their respective successors and assigns, except that you may not assign or transfer your rights or obligations under this Agreement without our prior written consent.

          (l) Governing Law: This Agreement and all other
              -------------
Loan Documents shall be governed by, and construed and interpreted in accordance with, the laws of the State of New
York.

          We are pleased to offer you this Facility. If the terms and conditions specified above are acceptable to you, please indicate your acceptance thereof by signing and returning to us the attached copy of this Agreement, whereupon this Agreement shall become a binding agreement between us.

                                   Very truly yours,

                                   SOCIETE GENERALE,
                                   NEW YORK AND GRAND CAYMAN BRANCHES

                                   By
                                      -----------------------------
                                      Name:
                                      Title:

                                   Address for notices:

                                      50 Rockefeller Plaza
                                      New York, New York 10020

                                      Attention:
                                                 -------------------
                                      Telex:
                                               ---------------------
                                      Telecopier:
                                                 -------------------
AGREED AND ACCEPTED:

COBE LABORATORIES

By: /s/ James C. Brod
    ---------------------------

Name:  James C. Brod
    ---------------------------
       (Printed or typed)

Title:
      ---------------------------
Date:
      ---------------------------
Address for notices:
    1185 Oak St
---------------------------------
    Lakewood, CO 80215-4407
---------------------------------
Attention: Corporate Controller
           ----------------------
Telex:
      ---------------------------
Telecopier: (303) 239-2040
           ----------------------


/s/ Ronald Plusk
VP CFO

                                                  EXECUTION COPY


                  SECOND AMENDMENT TO LETTER AGREEMENT
                  -------------------------------------


        SECOND AMENDMENT dated November 20, 1992, (this
                                        --
"Amendment") to Letter Agreement dated as of January 7, 1991, as amended by Amendment No. 1 dated June 17, 1991 (the "Agreement"), between Cobe Laboratories, Inc. (the "Borrower") and Societe Generale, New York Branch (the "Bank"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Letter Agreement referred to below.

                        W I T N E S S E T H:
                        - - - - - - - - - -

        WHEREAS, pursuant to the Agreement, the Bank agreed to provide the Borrower with an uncommitted revolving credit facility in the amount of Five Million Dollars (U.S. $5,000,000) (the
"Facility"); and

        WHEREAS, the Borrower and the Bank wish to amend the Agreement as herein provided;

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Amendments to the Agreement.
           ---------------------------

           On the Amendment Effective Date (as hereinafter defined), the Agreement shall be amended as follows:

           (1) The reference at the beginning of the Agreement shall be amended by deleting the amount "$5,000,000" and inserting in lieu thereof the amount "$10,000,000".

           (2) The preamble to the Agreement shall be amended by deleting the amount "Five Million Dollars (U.S. $5,000,000)" and inserting in lieu thereof the amount "Ten Million Dollars (U.S.
$10,000,000").

           (3) Section 10, line 10 shall be amended by adding after the words "the effect of" the words "increasing the amount of capital that we must maintain or" Section 10, line 17 shall be amended by deleting "such reduction." as well as the last sentence and inserting in lieu thereof:

         "the cost of such additional capital or reduced rate of return. We shall furnish you with certificate as to the amount of any such cost or reduced rate of return, which certificate, absent manifest error, shall be final, conclusive and binding for all purposes."

        2. Effectiveness.
           -------------

           This Amendment shall become effective on the date (the "Amendment Effective Date") when (i) this Amendment shall have been signed by the parties hereto, (ii) the Borrower shall have executed and delivered to the Bank (a) a new Promissory Note (the "New Note") in the form of Exhibit A attached hereto, (b) a copy of a resolution or resolutions adopted by the Borrower's Board of Directors, in form and substance satisfactory to the Bank, certified by the Borrower's Secretary or Assistant Secretary as being in full force and effect, authorizing the execution, delivery and performance of this Amendment and the New Note and a related incumbency certificate, executed by the Borrower's Secretary or Assistant Secretary, (c) a new Letter of Comfort from Gambro AB and (d) a favorable opinion by the Borrower's counsel (who shall be satisfactory to the Bank), substantially in the form of Exhibit B attached hereto.

        3. Representations and Warranties.
           ------------------------------

           In order to induce the Bank to amend the Agreement as provided for in this Amendment, the Borrower confirms, reaffirms and restates its representations and warranties set forth in the Agreement.

        4. Reference to and Effect on the Agreement.
           ----------------------------------------

           4.1. Upon the effectiveness of this Amendment, (i) each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby and (ii) each reference in the Agreement to "the Note" shall be deemed to be a reference to the New Note.

           4.2. Except as specifically amended above, all of the terms of the Agreement shall remain unchanged and in full force and effect.

           4.3. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of the Agreement.

        5. Governing Law.
           -------------

           This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

                                 COBE LABORATORIES, INC.

      /s/ George L. Garcia       By:  /s/ Herbert S. Lawson
                                     -------------------------------
          GEORGE L. GARCIA           Name:  HERBERT S. LAWSON
          CORP. CONTROLLER           Title: VICE PRESIDENT




                                 SOCIETE GENERALE, NEW YORK BRANCH
                                 By:  /s/ Jean-Claude Luu Van Lang
                                     -------------------------------
                                     Name:  JEAN-CLAUDE LUU VAN LANG
                                     Title: VICE PRESIDENT

                                                  EXECUTION COPY


                             PROMISSORY NOTE


$10,000,000                                   November 20, 1992
                                                       --
                                              New York, New York




           FOR VALUE RECEIVED, the undersigned, Cobe
Laboratories, Inc. (the "Borrower"), hereby unconditionally promises to pay to the order of Societe Generale, New York Branch (the "Bank"), on demand, at the Bank's office located at 50 Rockefeller Plaza, New York, New York 10020, in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) or the unpaid principal amount of all Borrowings by the Borrower from the Bank pursuant to the Agreement (as hereinafter defined), whichever is less. All payments of principal of the outstanding amounts of all Borrowings evidenced by this Note shall be made, on the dates and in the manner specified in the Agreement.

           The Borrower hereby further promises to pay interest in like money and funds on the daily outstanding balance of each such Borrowing for the period commencing on the date of each such Borrowing until repaid in full, at the rate, on the dates and in the manner specified in the Agreement.

           The Bank is authorized to make notations of all Borrowings made by the Borrower from the Bank pursuant to the Agreement and all repayments of the outstanding principal amounts and accrued interest on such Borrowings on the schedule attached to and made a part of this Note. Such notations, if made, will be presumed correct unless the contrary is established.

           If this Note becomes due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest shall be payable on such outstanding amount at the rate specified in the Agreement during such extension.

           This Note is the note referred to in that certain letter agreement dated January 7, 1991, as amended by an Amendment No. 1 dated June 17, 1991 and a Second Amendment to
Letter Agreement dated November   , 1992 (as so amended, the
                                --
"Agreement"), between the Borrower and the Bank, which provides for the prepayment of this Note on certain events, the acceleration of its maturity and other terms and conditions relating to this Note, all of which are herein incorporated by reference.

           In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable costs and expenses incurred by all of the holders of this Note in collecting this Note, whether through probate, reorganization, bankruptcy or other proceedings; and {b) reasonable attorneys' fees when and if this Note is placed in the hands of an attorney for collection.

           Presentment, demand, protest and notices of any kind with respect to this Note are hereby expressly waived by the Borrower.

           Capitalized terms used but not defined in this Note shall have the meanings attributed to them in the Agreement.

           This Note and the rights and obligations of the parties under this note shall be governed by, and construed and interpreted in accordance with, the law of the State of New
York.


                                 COBE LABORATORIES, INC.


      /s/ George L. Garcia       By:  /s/ Herbert S. Lawson
                                     -------------------------------
                                            (Signature)

          GEORGE L. GARCIA           Name:  HERBERT S. LAWSON
                                           -------------------------
                                            (Printed or typed)

          CORP. CONTROLLER           Title: VICE PRESIDENT
                                            ------------------------

                     Schedule to Promissory Note of
            Cobe Laboratories, Inc. dated November __, 1992


Date of      Principal   Maturity  Interest     Payment
Borrowing     Amount       Date      Rate         Date      Amount
---------    ---------   --------  --------     -------     ------



















scp-3945

                                                  EXECUTION
                                                  COPY


                        AMENDMENT NO. 1

       AMENDATORY AGREEMENT, dated as of June 17, 1991, by and
                                              --
between Cobe Laboratories, Inc., a Colorado corporation (the
"Borrower"), and Societe Generale, a French bank acting through its New York Branch (the "Bank").

                      W I T N E S S E T H
                      - - - - - - - - - -

       WHEREAS, the Borrower and the Bank are party to a letter agreement in connection with an uncommitted revolving credit facility, dated as of January 7, 1991 (said letter agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Loan Agreement", and the terms defined therein and not otherwise defined herein being used herein as therein defined); and

       WHEREAS, the Borrower and the Bank wish to amend the Loan Agreement upon the terms and conditions set forth herein;

       NOW, THEREFORE, in consideration of the premises, it is hereby agreed by the parties as follows:

       SECTION 1. Section 1(a) of the Loan Agreement is hereby amended by the addition of the following definition:

               "Revolving Credit and Term Loan Facility" means
                ---------------------------------------
the Revolving Credit and Term Loan Facility, dated December 21, 1990, between Gambro AB, as the Parent and Cobe Laboratories, Inc., as a Borrower, arranged by Skandinaviska Enskilda Banken Capital Markets, as Arranger, and Credit Suisse First Boston Limited and Nordbanken, as Co-Arrangers, and Skandinaviska Enskilda Banken, as Agent.

       SECTION 2. Section 8(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

               (b) You shall not, unless we shall give our prior written consent otherwise, create, assume or incur, or permit or suffer to exist or to be created, assumed or incurred, any lien, mortgage, pledge, attachment or encumbrance upon any of your or your subsidiaries' properties or assets, whether now owned or hereafter acquired, except as follows:

               (i)    liens set forth in Section 7(f); and

               (ii)   any lien, mortgage, pledge, attachment,
encumbrance or security interest expressly permitted by Clauses
20.8(b) and 20.9 of the Revolving Credit and Term Loan
Facility.

       SECTION 3. The Borrower agrees to pay all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendatory Agreement.

       SECTION 4. This Amendatory Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their perspective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder or any interest herein without the prior written consent of the Bank. The Loan Agreement and all representations and warranties thereunder, as amended by this Amendatory Agreement, are hereby ratified, approved, restated and confirmed in full force and effect. From and after the date hereof, all references in any document or instrument to the Loan Agreement shall mean and include the Loan Agreement as amended by this Amendatory Agreement.

       SECTION 5. This Amendatory Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

       SECTION 6. THIS AMENDATORY AGREEMENT SHALL BE GOVERNED
BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS
OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES
THEREOF REGARDING CONFLICTS OF LAW.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                          COBE LABORATORIES, INC.



                          By: /s/ Ronald F. Plusk
                              ---------------------------------
                              Name:  Ronald F. Plusk
                              Title: Vice President



                          SOCIETE GENERALE,
                          NEW YORK BRANCH



                          By: /s/ Jean-Claude Luu Van Lang
                              ---------------------------------
                              Name: Jean-Claude Luu Van Lang
                              Title: Vice President





















drh-300

                       ["GENERALE" LOGO]

                                                    SOCIETE GENERALE
                                                50 ROCKEFELLER PLAZA
                                                  NEW YORK, NY 10020

                                                        212 830 6966
                                                    FAX 212 581 8422
PASCAL C. PINSON                                       TELEX: 428802
ASSISTANT VICE PRESIDENT                            CABLES: SOCIEGEN
                                                     SWIFT: SOGEUS33


January 13, 1994


Mr. Herbert S. Lawson
Vice President & Treasurer
COBE Laboratories Inc.
1185 Oak St.
Lakewood, CO  80215

Dear Sandy,

     Reference is made to the following lines available to Cobe
Laboratories Inc. with our Bank:

          - $5,000,000 committed Short-term line,

          - $10,000,000 uncommitted Short-term line.

     As requested by you during my visit to your company last Monday in Lakewood, Colorado, we hereby confirm that the above mentioned lines, both scheduled to terminate on December 31, 1993, are temporarily extended until documentation for an official renewal can be drafted.

     If you need anything else, please let me know.

Very truly yours,

/s/ Pascal



NEW YORK - CHICAGO - DALLAS - HOUSTON - LOS ANGELES - SAN FRANCISCO

                       ["GENERALE" LOGO]

                                                    SOCIETE GENERALE
                                                50 ROCKEFELLER PLAZA
                                                  NEW YORK, NY 10020

                                                        212 830 6966
                                                    FAX 212 581 8422
PASCAL C. PINSON                                       TELEX: 428802
ASSISTANT VICE PRESIDENT                            CABLES: SOCIEGEN
                                                     SWIFT: SOGEUS33


March 29, 1994


Mr. Herbert S. Lawson
Treasurer
Cobe Laboratories Inc.
1185 Oak Street
Lakewood, CO  80215

Dear Sandy:

     As I mentioned to you during our phone conversation of yesterday, please find attached the documentation for the renewal for 2 years of the $5MM Committed Revolving Credit Facility that Societe Generale New York Branch is happy to make available to Cobe Laboratories Inc.

     I hope this text, which is similar to the one in force in the past, will satisfy you. For the $10MM Uncommitted Facility, we will keep the existing documentation.

     Please let me know if you have any comments. If not, I would greatly appreciate if you could execute this document and fax it back to me, if possible before the 1st of April 1994 (I apologize for the short notice). You will receive 2 original sets by mail this week.

     I remain available if you have any questions and I look forward to meeting with Denise and you in New York on 4/13/94.

     Sincerely yours,

     /s/ Pascal



NEW YORK - CHICAGO - DALLAS - HOUSTON - LOS ANGELES - SAN FRANCISCO